Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
July 20, 2010	Richard E. Leone
Director — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES TWO LONG-TERM TITANIUM FABRICATION AWARDS WITH
AIRBUS AND MODIFIES LONG-TERM SUPPLY AGREEMENTS
•	Fabrication awards expected to generate in excess of $150 million of revenue for titanium parts through 2020

•	Modified mill product agreement allows Airbus near-term flexibility with its titanium requirements and its estimated value continues to be in excess of $1.0 billion in revenue through 2020
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), announced today that it has modified its long-term agreement with Airbus to allow more flexibility in the near-term with Airbus’ ordering of titanium mill products. As part of the modification, Airbus has ordered more titanium mill product volume for 2010 than was anticipated at the start of the year. General terms and conditions remain in line with the original agreements.
     In addition, under two contract awards commencing in 2011, RTI will fabricate critical structural titanium components for the A350 and A320 aircrafts, including the manufacture of seat tracks for the A350 and flap tracks for the A320 for ten and five years, respectively.
     Dawne S. Hickton, Vice Chairman, President, and CEO commented, “I am very pleased that RTI and Airbus could craft a mutually beneficial solution that matches Airbus’ near-term demand forecast for titanium mill products while driving more fabrication business through RTI’s operations beginning in 2011. This solution further strengthens a long-standing, valuable relationship and enhances RTI’s role as a key strategic supplier to Airbus of not only titanium mill products but also fabricated titanium parts. This demonstration of RTI’s fabrication and machining expertise also enhances our ability to win additional work packages on the next generation of commercial and defense aircraft.”
     Ms. Hickton concluded, “As a result of Airbus’ additional order for 2010 and other new business, we now have visibility to approximately 9.0 million pounds of titanium mill product for this year.”

     Eric Zanin, Head of Material Procurement for EADS/Airbus, confirmed, “This deal strengthens the ongoing relationship between Airbus and RTI.”
     Management will discuss this matter, as well as other matters related to our business, financial condition, and results of operations, during our second quarter 2010 conference call scheduled for Tuesday, August 3, 2010 at 11:00 am.
Conference Call Information
     To participate in the regularly scheduled quarterly conference call, please dial toll free (USA/Canada) 800-447-0521 or (International) 847-413-3238 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.
Forward Looking Statement
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, the impact from Boeing 787 production delays, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Company Description
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is one of the world’s largest producers of titanium mill products and a global supplier of fabricated titanium and specialty metal components for the international market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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